Exhibit 99.1
United States Steel Corporation
Public Affairs
600 Grant Street
Pittsburgh, PA 15219-2800

News

Contact:    Media
Courtney Boone
412.433.6791
Investors/Analysts
Dan Lesnak
412.433.1184
FOR IMMEDIATE RELEASE

UNITED STATES STEEL CORPORATION EXPECTS TO INCLUDE A
NON-CASH GOODWILL IMPAIRMENT CHARGE WITHIN ITS
THIRD QUARTER 2013 RESULTS

PITTSBURGH, October 18, 2013 – United States Steel Corporation (NYSE: X) announced today that it is currently performing its annual goodwill impairment analysis and that it estimates a total goodwill impairment of approximately $1.8 billion for its North American flat-rolled and Texas Operations reporting units in the third quarter of 2013. The impairment will be a non-cash charge and will not affect the company’s liquidity or compliance with debt covenants. There is no tax benefit related to the impairment. The impairment charge will be reflected in U. S. Steel’s report on Form 10-Q for the third quarter of 2013.

Goodwill is required to be tested for potential impairment annually and whenever events or circumstances indicate its carrying value may not be recoverable. The testing is performed at the reporting unit level, which could be an operating segment or a component of an operating segment. As previously disclosed as a critical accounting estimate and as a risk factor in its report on Form 10-K for 2012, U. S. Steel has two reporting units that include nearly all of its goodwill: the North American flat-rolled segment and a portion of our Tubular segment called Texas Operations, which produces a significant portion of our welded tubular products.

U. S. Steel’s North American flat-rolled reporting unit has $1 billion of goodwill. The impairment of the North American flat-rolled reporting unit’s goodwill is primarily driven by the valuation effects of the protracted economic recovery and excess global steelmaking capacity.

U. S. Steel’s Texas Operations reporting unit has $0.8 billion of goodwill. The impairment of the Texas Operations reporting unit’s goodwill is primarily driven by the adverse price and volume effects of an increased supply of welded tubular products in the U.S. market from the continued high level of tubular product imports and announced additional domestic tubular manufacturing capacity.

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2013-035

For more information about U. S. Steel, visit www.ussteel.com.